EXH 10.1

MARPAI INC.

EXECUTIVE EMPLOYMENT AGREEMENT

(John Powers)

This Executive Employment Agreement (this “Agreement”) is entered into as of January 2, 2024 between Marpai Inc. a Delaware corporation (the “Company”), and John Powers (“Executive”).

The Company and Executive agree as follows:

1. Employment. Executive’s employment under this Agreement will commence on January 2, 2024 (the “Start Date”). The character of Executive’s employment is that of “at will” and may be changed only by a document signed by Executive and an officer authorized by the Board of Directors (the “Board”).

2. Title and Duties. Executive will serve as the President and Chief Operating Officer (“COO”) of the Company and shall report to the Chief Executive Officer (the “CEO”). Executive shall have the authority, duties and responsibilities customarily incumbent upon the President and COO of the Company, as may be stated in the Bylaws and/or Certificate of Incorporation of the Company as in effect from time to time, and as otherwise assigned to Executive by the CEO or consistent with common practice and industry standards for a President and COO of comparable companies. Executive shall comply fully with all applicable laws, rules and regulations as well as with the Company’s policies, compliance manuals and procedures, as the foregoing may be amended or modified from time to time.

3. Performance of Duties. Executive agrees to serve the Company faithfully and to devote Executive’s full business time and attention to the business and affairs of the Company. Executive may perform Executive’s duties remotely from Executive’s home office in Tennessee. Nothing in this Agreement shall prohibit Executive from (i) making and managing passive investments, and/or (ii) engaging in charitable or other community or non-profit activities, in each case in a manner, and to an extent, that will not interfere with Executive’s duties to the Company or pose a conflict with the business of the Company.

4. Compensation and Benefits.

(a) Salary. Company shall pay Executive a base salary at the initial rate of One Hundred Fifty Thousand U.S. Dollars (US $150,000) per year.

(b) Employee Benefits. Executive shall be eligible to participate in all benefit plans which may be in effect for the Company’s executive employees from time to time, including, without limitation, group health and dental insurance, group life insurance, disability insurance, and 401(k) plans, in accordance with the terms and conditions thereof.

(c) Travel and Business Expenses. Executive shall be entitled to reimbursement for reasonable travel and business expenses in accordance with the Company’s expense reimbursement policies. The Company shall reimburse eligible expenses in accordance with its policies promptly and in any event, provided that reimbursement of eligible expenses shall be made no later than December 31st of the calendar year in which such expenses accrued. The Executive shall furnish to the Company such receipts and records as the Company may require to verify the foregoing expenses promptly and generally no later than sixty (60) days from accrual.

(d) Directors’ and Officers’ Liability Insurance; Indemnification. As the President and COO, Executive will be covered by the Company’s Directors’ and Officers’ insurance policy. In addition, Executive will receive indemnification as set forth in the Company's certificate of incorporation and bylaws.

(e) Paid Time Off. Executive will be eligible for twenty (20) days of paid time off per year, accruing at the rate of 1.66 days per month. Executive agrees to schedule paid time off in advance with the CEO. Accrued but unused paid time off does not roll over to subsequent calendar years and is not paid out upon separation from employment. In addition, Executive may take sick days in accordance with applicable law.

5. Equity Grants. The Company will recommend to the Board that the Company grant Executive the following equity awards. The awards will be made in accordance with and subject to the Company’s applicable equity incentive plan (the “Plan”) and related documents, including the awards grant notices. Vesting in the awards is subject to the Executive’s continued service as an employee of the Company through each vesting date, as described in the applicable award agreement.

(a) The first equity award consists of restricted stock units (“RSU”) for 150,000 shares of the Company’s common stock. The shares subject to the RSU shall vest over a two-year period, as follows: 30% of the shares subject to the RSU will vest immediately; 35% will vest one year after the Start Date; and 35% will vest two years after the Start Date.

(b) When the Company shall have achieved five million dollars ($5,000,000) of unadjusted EBITDA within a calendar fiscal year, the Company will recommend to the Board that the Company grant Executive an equity award consisting of RSU’s for 100,000 shares of the Company’s common stock, with immediate vesting.

6. Restrictive Covenants. As a senior executive, Executive will be privy to the Company’s proprietary, confidential, and competitively valuable information and trade secrets. In consideration for and as a condition to Executive’s employment, Executive will, on or before the Effective Date, deliver to the Company a “Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement,” substantially in the form attached as Exhibit A (the “Restrictive Covenant Agreement”). Nothing in this Agreement is intended to modify or supersede the respective obligations thereunder. The Restrictive Covenant Agreement is hereby incorporated in the entirety by reference. Such awards do not confer any right to continued vesting or employment.

7. Nature of Employment. The Executive’s employment will be at-will. Either the Company or the Executive may terminate the Executive’s employment at any time, for any reason or no reason, without or without notice.

8. Nondisparagement. The Executive agrees that at no time during or following employment with the Company will the Executive make, or cause others to make, any statement to any third party that impugns or disparages the business or reputation of the Company, its affiliates, and their respective officers, directors or employees. It shall not be a violation of this provision for the Executive to testify truthfully in response to a subpoena or other legal process, or to exercise rights protected by the National Labor Relations Act or other applicable law.

9. General Provisions.

(a) Entire Agreement. This Agreement, together with its Exhibits, contains and sets forth the entire agreement and understanding between the parties, and supersedes all prior discussions, agreements, representations and understandings in this regard.

(b) Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Tennessee.

(c) Dispute Resolution. The Company and the Executive will use their good faith best efforts to resolve through discussion any controversy, dispute or claim arising out of or relating to this Agreement. If the dispute cannot be settled through discussions between the parties, the parties agree to arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction.

(d) Withholding Taxes. Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(e) Assignment. Except in the case of a change of control of the Company, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable and/or invalid by a court of competent jurisdiction, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.

(g) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered (which shall include personal delivery and delivery by courier, messenger or overnight delivery service) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: At Executive’s home address in accordance with the Company’s records;

If to Company: At its corporate headquarters, to the attention of the CEO;

or to such other address of which either party gives notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(h) Counterparts. This Agreement may be executed and delivered by electronic means or by a platform such as DocuSign, and in any number of counterparts. Each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day and year first written above.

MARPAI INC.

By: _/s/ Damien Lamendola_____________________

Name: Damien Lamendola

Title: CEO

EXECUTIVE:

/s/ John Powers
John Powers